UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 15, 2005
Date of Report (Date of earliest event reported)

SIEBEL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20725 (Commission File Number)	94-3187233 (IRS Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, CA 94404
(Address of principal executive offices, including zip code)

(650) 477-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On April 15, 2005, J. Michael Lawrie and Siebel Systems, Inc. (the “Company”) entered into an agreement setting forth the substance of Mr. Lawrie’s separation agreement and consulting arrangement with the Company in connection with his resignation as Chief Executive Officer and member of the Board of Directors of the Company effective as of April 12, 2005 (the “Separation Agreement”).

     Pursuant to the Separation Agreement, in connection with his termination of employment, Mr. Lawrie is entitled to a cash payment, accelerated vesting with respect to equity awards held by Mr. Lawrie, continued health insurance coverage, accrued amounts deferred under the Company’s deferred compensation plan and a payment for consulting services. Additional terms and conditions of Mr. Lawrie’s separation agreement and consulting arrangement is set forth in the Separation Agreement, a copy of which is filed with this report as Exhibit 99.1. The foregoing descriptions are subject to, and qualified in their entirety by, the Separation Agreement.

Item 8.01. Other Events.

     On April 12, 2005, the Company appointed George T. Shaheen as the Company’s Chief Executive Officer, effective as of April 13, 2005. In connection with such appointment, Mr. Shaheen resigned as a member, and as Chairman, of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), effective as of April 12, 2005. Mr. Shaheen continues to serve as a member of the Company’s Board of Directors. Upon Mr. Shaheen’s resignation, the Company’s Board of Directors designated John W. White, a current member of the Company’s Board of Directors, to serve as a member of the Audit Committee effective as of April 12, 2005. The Audit Committee further designated C. Scott Hartz to serve as Chairman of the Audit Committee effective as of April 12, 2005.

Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description

99.1	Separation and Consulting Agreement by and between the Company and J. Michael Lawrie, dated as of April 15, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Siebel Systems, Inc.
Dated: April 20, 2005	By:	/s/ Kenneth A. Goldman
Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Separation and Consulting Agreement by and between the Company and J. Michael Lawrie, dated as of April 15, 2005.